Exhibit 10.1

MEDICAL SUPPLY MANUFACTURING AGREEMENT

     THIS MEDICAL SUPPLY MANUFACTURING AGREEMENT (this “Agreement”) is made and entered into as of July 15th, 2008 between (i) MedPro Safety Products, Inc., a Delaware corporation (“MedPro”), and Greiner Bio-One GmbH, an Austrian company (“GBO”).

     WHEREAS, MedPro owns intellectual property rights in the Vacuette® PREMIUM Safety Needle System (the “Tube Activated Product”) and the MedPro Skin Activated Blood Collection Device (the “Skin Activated Product”) (the Tube Activated Product and the Skin Activated Product are referred to hereinafter as the “Products”). A list of all patent numbers for the Products is attached hereto as Exhibit A.

     WHEREAS, MedPro wishes to grant, and GBO wishes to accept, the right to manufacture and distribute the Products, all in accordance with the terms and conditions of this Agreement.

     WHEREAS, MedPro and GBO are parties to a Medical Supply Purchase Agreement, dated as of November 29, 2005 (the “Medical Supply Purchase Agreement”), and wish to terminate such agreement and supersede and replace it with this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, MedPro and GBO agree as follows:

ARTICLE 1 - TERM AND PROCEDURES

     1.1    Medical Supply Purchase Agreement. The Medical Supply Purchase Agreement is hereby terminated effective as of the date first set forth above, shall be of no further force or effect whatsoever, and is replaced and superseded in its entirety by this Agreement.

     1.2    Exclusive Rights. During the Term (as hereafter defined), GBO will have the exclusive right to manufacture, market, and distribute the Products. Notwithstanding any other provision hereof, MedPro shall remain the sole owner of all intellectual property rights related to the Products, and GBO shall not be deemed to have been granted hereby any rights in such intellectual property, except for the limited right to manufacture and sell the Products during the Term as set forth herein.

1.3    Term.

          (a) The term of this Agreement (the “Term”) shall be the period commencing on the date of this Agreement and, unless sooner terminated in accordance herewith, ending on the date that is six (6) years from the date of initial commercial manufacturing of Products by MedPro in accordance with this Agreement (the “Initial Production Date”).

          (b) This Term may be extended by mutual agreement of the parties, on such terms and conditions (including duration, minimum production, royalties, etc.) as may be agreed by the parties. Discussions regarding any possible extension of the Term shall begin on the fourth (4th) anniversary of the Initial Production Date. If the parties are unable to agree upon terms and conditions for extending the Term within one hundred eighty (180) days after such fourth (4th) anniversary, then MedPro will offer GBO the option to extend the Term for a period of three (3) years after the initial Term, at the Production Royalty (as hereafter defined) in effect at the end of the initial Term, with a Minimum Annual Production (as hereafter defined) to be increased fifteen percent (15%) in each year. For purposes of clarification, the Minimum Annual Production would be increased fifteen percent (15%) over the Year 5 Minimum Annual Production in the first year of the extended Term, and an additional fifteen percent (15%) in each year of the extended Term thereafter. If GBO does not accept this offer within thirty (30) days after notice thereof by MedPro, the Term will not be extended and will expire at the end of the original Term.

          (c) When the Term expires or is terminated for any reason whatsoever, MedPro shall have the option to purchase any or all Production (as hereafter defined) from GBO at the greater of GBO’s depreciated book value or fair market value. MedPro shall exercise such option by delivering written notice thereof to GBO within thirty (30) days after expiration or termination of the Term.

     1.4    Product Development. The parties hereto agree to abide in good faith by the following development schedule:

          (a) MedPro shall use commercially reasonable efforts to commence design and construction activities of the initial automated production line (the “IPL”) upon execution of this Agreement, and to complete, successfully test, and ship the IPL to GBO at a mutually acceptable date, but not prior to 31 March, 2009. MedPro shall use commercially reasonable efforts to commence production of the secondary automated production line (the “SPL”) approximately 24 months after the completion of the IPL line, depending upon volume requirements as determined by GBO. This date shall not affect the minimum purchase requirements as set forth in the Agreement. The completion date and shipment of the SPL shall be determined by MedPro and GBO, and will be based upon market conditions and volume requirements. The IPL and the SPL are referred to herein collectively as the “Production”. It is understood by both parties to this Agreement that there will be a requirement to fully test and validate each production line upon receipt and installation of each line at GBO.

          (b) GBO shall pay MedPro an aggregate amount not to exceed USD5,100,000 for the IPL (the “Initial Line Price”). One third (1/3) of the Initial Line Price shall be due 1 October, 2008. The next one third (1/3) of the Initial Line Price shall be due 15 December 2008. The remaining one third (1/3) of the Initial Line Price shall be due 31 March 2009. The IPL shall include-molds, automation, packaging, and associated engineering as required. MedPro shall provide a detailed line item cost for the IPL. The final one third (1/3) of the Initial Line Price will be adjusted as necessary and as agreed to by both parties. GBO will be responsible for providing the production presses for the production of the molded components in Austria. Press availability for validation and initial production in the US may result in production cost adjustments prior to Production transfer. GBO shall pay MedPro an aggregate amount of USD3,500,000 (the “Secondary Line Price”) for the SPL. One third (1/3) of the Secondary Line Price shall be due upon initiation of the SPL design review with GBO. One third (1/3) of the Secondary Line Price shall be due upon MedPro upon ordering components necessary to the SPL. The remaining one third (1/3) of the Secondary Line Price shall be due upon completion and shipping of the SPL to GBO. The aggregate amount will be adjusted as necessary and as agreed by both parties.

          (c) GBO covenants and agrees to use its best commercial efforts to cause the Initial Production Date to occur within sixty (60) days after the delivery to it of the IPL. GBO agrees that this will not exceed ninety (90) days.

          (d) GBO will direct MedPro to prepare the IPL and SPL for shipment to its facility in Austria, at its discretion and cost.

ARTICLE 2 - PRODUCT MODIFICATION AND QUALITY

     2.1    Modifications. If modifications to the Products, IPL or SPL are requested by GBO, and MedPro determines that the modifications are outside the scope of the current design of the Products, or of the scope of the IPL or SPL, it reserves the right to modify the Initial Line Price amount or the Secondary Line Price amount. A review of modifications will be completed by both parties, and any proposed adjustments, to the Products, Production, or payment amounts must be mutually agreed to in writing.

     2.2    Quality Specifications. Both parties agree that all requirements to this Agreement shall be made in compliance with each parties Quality System, and all related procedures and policies. This shall include all stipulated requirements for compliance with the US Food and Drug Administration regulations, including QSR requirements, and CE registration, including the Medical Device Directive. Specific considerations will be attached to this agreement as Addendum ‘A’, and may be modified from time to time, in writing, by both parties.

ARTICLE 3 - PRODUCT MANUFACTURING AND ROYALTY

     3.1    Product Manufacturing. During each year of the Term, commencing on the Initial 1 Production Date, GBO agrees to manufacture the Products, in the following minimum amounts (an aggregate of 275 million units of the Products over the Term) as indicated in each of the following calendar years of the Term commencing on the Initial Production Date (the “Minimum Annual Production”):

(a)	Year 1 - 12.5 million units
(b)	Year 2 - 25 million units
(c)	Year 3 - 62.5 million units
(d)	Year 4 - 75 million units
(e)	Year 5 - 100 million units

As used in this Agreement, a “unit” means one single item of the Products.

     3.2    Production Royalty.

          (a) From the Initial Production Date until transfer of the IPL to GBO, MedPro shall be responsible for the production of the Products. Prior to IPL commercial Product production, MedPro shall invoice GBO at USD0.28 per part, and will ship as available to GBO.

          (b) All Products produced by MedPro shall be billed FOB sterilizer, and shipped per GBO direction. For Products produced by MedPro and delivered to GBO, payment to MedPro shall be made on or before the 30th day of the calendar month in which an invoice is provided to Greiner, at the address of MedPro specified in the applicable invoice. Greiner must dispute or object to an invoice within thirty (30) days after issuance of the original invoice.

          (c) For Products produced and supplied to GBO from the IPL, but prior to the transfer of the IPL to GBO, MedPro shall invoice GBO monthly, at a cost of USD0.12 plus direct manufactured cost of production. Payment shall be made with terms as provided for in section 2.2 (b) of this Agreement.

          (d) For the purposes of Minimum Annual Production, all commercial production prior to IPL commercial availability shall be credited against GBOs minimum requirements as provided for in this Agreement.

          (e) Production Royalties for Year 1, as defined in this Agreement, shall begin 1 April, 2009, and the total shall be reduced by the amount of commercial production delivered to GBO before that date. Quarterly payments associated with the Minimum Annual Production shall begin with the end of the first production quarter, on 30 June 2009.

          (f) After transfer of the IPL to GBO, GBO shall pay to MedPro a production royalty (the “Production Royalty”) equal to the greater of (a) twelve cents (USD0.12) multiplied by one fourth (1/4) of the Minimum Annual Production required for the then-current year of the Term (the “Minimum Production Royalty”), or (b) twelve cents (USD0.12) multiplied by the actual number of units manufactured by GBO during the foregoing quarter. The Production Royalty shall be paid to MedPro at the address provided in this Agreement. GBO shall submit, with each Production Royalty payment, a report setting forth in reasonable detail the number of units produced in the applicable quarter. At such time during the Term as GBO has manufactured an aggregate total of Products equal to 275 million units, the Production Royalty shall be reduced to eleven cents (USD0.11) per unit for all further Products produced during the Term.

          (g) In the event of unforeseen market conditions that materially impact the production cost or profitability of the Products, GBO may request a renegotiation of the Production Royalty for any necessary increase in connection with such unforeseen market conditions at any time after the expiration of thirty six (36) months after the Initial Production Date.

     3.3    Year 6 of the Term. There shall not be a Minimum Annual Production in the sixth (6th) year following the Initial Production Date (“Year 6”) if GBO has not sold the minimum aggregate volume. This shall not affect the payment of the Production Royalty to MedPro. In

Year 6, GBO shall have the right to continue to manufacture the Product in exchange for the applicable Production Royalty pursuant to Section 2.2; provided, however, that GBO may produce free of Production Royalties in Year 6 the number of units that is equal to the aggregate Minimum Production Royalties paid in the foregoing years minus twelve cents (USD0.12) multiplied by the number of units actually produced in such years, divided by twelve cents (USD0.12) .

     3.4    Late Payment. In the event of late payment to MedPro by GBO, MedPro shall be entitled to interest in the amount two percent (2%) of the Production Royalties due, per month from the day after the date payment was first due through the date when payment is received.

ARTICLE 4 -MEDPRO REPRESENTATIONS AND WARRANTIES

MedPro hereby represents and warrants as follows:

     4.1    Corporate Power. MedPro is duly organized and validly existing under the laws of its applicable jurisdiction in the United States and has full corporate or limited liability company power and authority to enter into this Agreement and to carry out the provisions hereof.

     4.2    Due Authorization. MedPro is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     4.3    Binding Agreement. This Agreement is a legal and valid obligation binding upon MedPro and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by MedPro does not conflict with any agreement, instrument or understanding, oral and written, to which it is a party or by which it may be bound, nor violate any applicable laws of any court, governmental body or administrative or their agency having authority over it (“Applicable Laws”).

     4.4    Product Defects. During the period that MedPro is responsible for the production of the Products, it will warrant that the Products will be free from defects in workmanship and materials for 24 months from manufacture of the Products. MEDPRO HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF GBO

GBO hereby represents and warrants as follows:

     5.1    Corporate Power. GBO is duly organized and validly existing under the laws of Austria and has full corporate power and authority to enter into the Agreement and to carry out the provisions hereof.

     5.2    Due Authorization. GBO is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     5.3    Binding Agreement. This Agreement is a legal and valid obligation binding upon GBO and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by GBO does not conflict with any agreement, instrument or understanding, oral and written, to which it is a party or by which it may be bound, nor violate any Applicable Laws of any court, governmental body or administrative or their agency having authority over it.

ARTICLE 6 - DEFAULT

     6.1    Events of Default. Unless excused by the other party’s failure to perform, the occurrence of one or more of the following events with respect to a party (the “Defaulting Party”) shall constitute an “Event of Default”:

          (a) Any default in payment due under this Agreement from such party, which default is not remedied within ten (10) days after receipt of written notice thereof from the other party;

          (b) The failure of such party to perform any of its material obligations under this Agreement (other than a payment default), which failure is not remedied within thirty (30) days after receipt of written notice thereof from the other party; provided, however, that if such failure cannot reasonably and with due diligence be remedied within thirty (30) days, it shall constitute an Event of Default only if such failure is not remedied within an additional thirty (30) days after expiration of the initial thirty (30) day period, or if the party is not attempting to remedy such failure reasonably and with due diligence;

          (c) Any representation or warranty made by such party hereunder proves to have been false or misleading in any material respect at the time made; or

          (d) Such party files a voluntary petition in bankruptcy or is adjudicated bankrupt or insolvent, or files any petition or any answer seeking or acquiescing in any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief for itself under any then current federal, state, foreign, or other bankruptcy statute, law, or regulation for the relief of debtors, or seeks, consents to, or acquiesces in the appointment of any trustee, receiver, or liquidator of such party, or makes any general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they come due.

     6.2    Remedies in the Event of Default. Upon the occurrence, and during the continuance of an Event of Default, the non-Defaulting Party may, by written notice to the Defaulting Party, terminate this Agreement.

ARTICLE 7 - NOTICES

     7.1    Notices. All notices required or permitted to be given hereunder shall be sent by facsimile transmission or by certified mail, return receipt requested, postage pre-paid, and addressed to:

              If to MedPro:

MedPro Safety Products, Inc.
Attention: Walter Weller, President and COO
817 Winchester Road, Suite 200
Lexington, Kentucky 40505
Facsimile: 859-225-5347

If to GBO:

Greiner Bio-One GmbH
Attention: Franz Konrad, President and CEO
Bad Haller Stral3e 32
A-4550 Kremsmiinster Austria
Facsimile: +43 (0) 7583 6318

or to such other person or address as such party may have specified in a notice duly given as provided herein. Such notice shall be deemed to have been given as of the date of transmission or delivery, as the case may be.

ARTICLE 8 - RISK OF LIABILITY

     8.1    Liability for Products. Upon transfer of the IPL to GBO, GBO shall be solely responsible for all Product defects and other liabilities and claims arising from or in any way related to GBO’s manufacturing or sale of the Products. MedPro shall be solely responsible for all Product defects associated with the design of the Products.

     8.2    Indemnification by MedPro. MedPro shall indemnify and save harmless GBO, its officers, directors, shareholders, employees, agents, affiliates, and representatives, with respect to any damages they may incur, including reasonable legal fees, as a result of (a) any breach of this Agreement by MedPro, or (b) as a result of any patent disputes with respect to the Products, except to the extent that any of the foregoing is due to the negligence or willful misconduct of GBO.

     8.3    Indemnification by GBO. GBO shall indemnify and save harmless MedPro, its officers, directors, shareholders, employees, agents, affiliates, and representatives, with respect to any damages they may incur, including reasonable legal fees, as a result of any breach of this Agreement by GBO or any liabilities or claims described in Section 8.1 hereof, except to the extent due to the negligence or willful misconduct of MedPro.

ARTICLE 9 - CONFIDENTIALITY

     9.1    Confidential Information. MedPro and GBO acknowledge that in the course of performing their duties hereunder, they will be necessarily gaining access to each other’s secret and proprietary information, including, without limitation the existence and terms of this Agreement (the “Confidential Information”).

     9.2    Disclosure. Nothing contained herein shall in any way restrict or impair any party’s right to use, disclose or otherwise deal with any information or data which:

          (a) At the time of the disclosure is generally available to the public or thereafter becomes generally available to the public, by publication or otherwise, through no act of the disclosing party, its employees, consultants or advisors or of any person or entity bound by an obligation of confidentiality to the non-disclosing party;

          (b) The disclosing party can show was in its possession prior to the time of the disclosure to it and was not acquired from the non-disclosing party or any other source which is bound by an obligation of confidentiality to the non-disclosing party;

          (c) The disclosing party can show was received by it as a matter of lawful right after the time of disclosure from a third party who did not acquire it from the non-disclosing party under an obligation of confidence and that without breach of any obligation, the disclosing party is free to disclose it to others; or

          (d) Is required to be disclosed pursuant to court order, federal, state, or foreign government regulation or requirement of a federal, state, or foreign governmental authority.

     9.3    Nondisclosure. Both MedPro and GBO shall maintain in confidence any Confidential Information which is disclosed directly or indirectly to it by the other party, and shall not make any use of such Confidential Information other than performing services hereunder or disclose such information to any third party without the other party’s express prior written consent. MedPro’s and GBO’s obligations under this Article 9 shall survive for a period of twenty-four (24) months following the end of the Term, whether by expiration or termination.

     9.4    Disclosure to Governmental Authorities. Nothing contained herein shall in any way restrict or impair any party’s ability to disclose Confidential Information to any federal, state, or foreign governmental authority, if it is required to do so; provided, however, that: (a) the party that is required to disclose the Confidential Information shall provide the other party with prior written notice of any such required disclosure, sufficient to allow the other party to petition the governmental authority, prior to such disclosure, for confidential protection of the Confidential Information; and (b) the party required to disclosure the Confidential Information shall cooperate with the other party (as reasonably required) in obtaining such protection from the governmental authority.

     9.5    Injunctive Relief. Each of MedPro and GBO acknowledges that the other party has no adequate remedy at law and would be irreparably harmed if it breaches or threatens to breach the provisions of this Article 9, and therefore, both parties agree that the injured party shall be entitled to injunctive relief to prevent any breach or threatened breach of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have.

ARTICLE 10 - MISCELLANEOUS

     10.1    Waivers and Remedies. The failure of one of the parties hereto to insist in any one or more instances upon strict performance of any of the obligations of the other party pursuant to this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of the performance of any such obligation or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

     10.2    Construction of Terms.

          (a) The terms of this Agreement have been arrived at after arms-length negotiation and, therefore, it is the intention of the parties that its terms not be construed against either of the parties by reason of the fact that it was the drafter thereof.

          (b) This Agreement shall be considered made and shall be construed under the laws of the state of Delaware.

     10.3    Assignment. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors or permitted assigns. This Agreement shall not be assigned in whole or part by GBO without the prior written consent of MedPro, which consent may be withheld in MedPro’s sole and absolute discretion.

     10.4    Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or e-mail signatures), each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

     10.5    Captions and Exhibits.

          (a) The headings in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

          (b) The exhibits hereto are incorporated herein by reference, and shall in all respects be deemed a part of this Agreement.

     10.6    Amendment and Modification. Any amendment, modification or waiver of any provision of this Agreement, or any consent to any departure therefrom, shall not be effective unless the same is in writing and signed by the parties hereto. In such cases, the modification, waiver or consent is effective only on the specific instance and for the specific purpose given.

     10.7    Entire Agreement. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements, negotiations, correspondence, undertakings and communications between such parties representing such subject matter.

     10.8    No Consequential Damages. Except as prohibited by law, each party hereto waives any right it may have to claim or recover any special, exemplary, punitive or consequential (including business interruption), or any damages other than, or in addition to, actual damages.

     10.9    Survival of Certain Provisions. Notwithstanding the expiration or termination of this Agreement for any reason, Section 3.4, and Articles 7, 8, and 9 hereof shall survive.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the date first above written.

MEDPRO SAFETY PRODUCTS, INC.

By: /s/ Walter W. Weller
Name: Walter W. Weller
Title: President and COO

GREINER BIO-ONE GMBH

By: /s/ Franz Konrad
Name: Franz Konrad
Title: President and CEO

EXHIBIT A

LIST OF PATENTS

The Products described herein includes the following Patents and/or Patent Applications:

1.	U.S. Patent No. 5,688,241, filed 18 November 1997, entitled “Automatic non-reusable needle guard”;

2.	U.S. Patent No. 6,379,336, filed 30 April 2002, entitled “Protection device for injection or aspiration needle”;

3.	U.S. Patent No. 6,869,415, filed 22 March 2005, entitled “Safety device for blood collection”;

4.	U.S. Patent No. 7,357,783, filed 15 April 2008, entitled “Safety system for a blood collection device

     Foreign Patent Applications already filed cover the following countries:
          Canada, Europe, and Japan